UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. ___)*


                                 Radio One, Inc.
                                (Name of Issuer)


                              Class A Common Stock
                         (Title of Class of Securities)


                                    75040P108
                                 (CUSIP Number)


                                December 31, 2006
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [X]   Rule 13d-1(b)

    [ ]   Rule 13d-1(c)

    [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 75040P108                            13G           Page 2 of 8 Pages
-------------------------------------                        -------------------

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Concordia Advisors (Bermuda) Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) ..................................................................[ ]
      (b) ..................................................................[ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY..........................................................
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Bermuda
--------------------------------------------------------------------------------
NUMBER OF         --------------------------------------------------------------
SHARES            5.    SOLE VOTING POWER
BENEFICIALLY            596,277
OWNED BY          --------------------------------------------------------------
EACH              6.    SHARED VOTING POWER
REPORTING               0
PERSON            --------------------------------------------------------------
WITH              7.    SOLE DISPOSITIVE POWER
                        596,277
                  --------------------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER
                        0
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      596,277

--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                             Not applicable [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      9.375%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)
      IA
--------------------------------------------------------------------------------

-------------------------------------                        -------------------
CUSIP No. 75040P108                            13G           Page 3 of 8 Pages
-------------------------------------                        -------------------

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Concordia Advisors, LLP
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) ..................................................................[ ]
      (b) ..................................................................[ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY..........................................................
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
--------------------------------------------------------------------------------
NUMBER OF         --------------------------------------------------------------
SHARES            5.    SOLE VOTING POWER
BENEFICIALLY            596,277
OWNED BY          --------------------------------------------------------------
EACH              6.    SHARED VOTING POWER
REPORTING               0
PERSON            --------------------------------------------------------------
WITH              7.    SOLE DISPOSITIVE POWER
                        596,277
                  --------------------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER
                        0
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      596,277

--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                             Not applicable [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      9.375%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)
      IA
--------------------------------------------------------------------------------

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CUSIP No. 75040P108                            13G           Page 4 of 8 Pages
-------------------------------------                        -------------------

Item 1.            (a)   Name of Issuer.
                         Radio One, Inc.

                   (b) Address of Issuer's Principal Executive Offices. 5900 Princess Garden Parkway, 7th Floor,
                         Lanham, MD 20706

Item 2.            (a)   Names of Person Filing.
                         Concordia Advisors (Bermuda) Ltd.

                   (b) Address of Principal Business Office or, if None, Residence.
                         12 Bermudiana Road
                         Hamilton HM-11
                         Bermuda

                   (c)   Citizenship.
                         Bermuda limited company

                   (d)   Title of Class of Securities.
                         Class A Common Stock

                   (e)   CUSIP Number.
                         75040P108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

    (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

    (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.

    (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

    (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

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CUSIP No. 75040P108                            13G           Page 5 of 8 Pages
-------------------------------------                        -------------------

    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 1.            (a)   Name of Issuer.
                         Radio One, Inc.

                   (b) Address of Issuer's Principal Executive Offices. 5900 Princess Garden Parkway, 7th Floor,
                         Lanham, MD 20706

Item 2.            (a)   Names of Person Filing.
                         Concordia Advisors, LLP

                   (b) Address of Principal Business Office or, if None, Residence.
                         Unit 112 Harbor Yard,
                         Chelsea Harbour
                         London SW10 OXD
                         United Kingdom

                   (c)   Citizenship.
                         UK limited partnership

                   (d)   Title of Class of Securities.
                         Class A Common Stock

                   (e)   CUSIP Number.
                         75040P108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

    (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

    (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.

    (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

    (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

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CUSIP No. 75040P108                            13G           Page 6 of 8 Pages
-------------------------------------                        -------------------

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.            Ownership.

                   (a)   Amount beneficially owned: 596,277

                   (b)   Percent of class: 9.37%

                   (c)   Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct the vote: 596,277

                         (ii)  Shared power to vote or to direct the vote: 0

                         (iii) Sole power to dispose or to direct the
                               disposition of: 596,277

                         (iv) Shared power to dispose or to direct the disposition of: 0

                   See item 6 below.

Item 5.            Ownership of Five Percent or Less of a Class.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Concordia Advisors (Bermuda) Ltd. and Concordia Advisors LLP serve as investment advisor and sub investment advisor, respectively, to commingled funds and managed accounts which have the right to receive dividends from, or the proceeds from the sale of, the securities of the issuer described in this schedule. One of these funds and accounts, Man Balanced Strategies, Ltd., has an economic interest in more than 5% of the securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                   N/A

Item 8.            Identification and Classification of Members of the Group.

                   N/A

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CUSIP No. 75040P108                            13G           Page 7 of 8 Pages
-------------------------------------                        -------------------

Item 9.            Notice of Dissolution of Group.

                   N/A

Item 10.           Certifications.

    By signing below each of the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

            After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 22, 2007

                                       CONCORDIA ADVISORS (BERMUDA) LTD.

                                       By:    /s/ A. Daniel Wood
                                           ------------------------------------
                                           Name:  A. Daniel Wood
                                           Title: Director

                                       CONCORDIA ADVISORS, LLP

                                       By:    /s/ Jason Hathorn
                                           ------------------------------------
                                           Name:  Jason Hathorn
                                           Title: Chief Executive